Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FIRST QUARTER FISCAL 2022 NET INCOME OF $2.6 MILLION AND DECLARES QUARTERLY CASH DIVIDEND

PMT, Canvys and Healthcare Revenues Grow Versus Q1 FY21

Q1 Highlights

•	Net sales of $53.7 million were up 38.4% from last year’s first quarter and up 6.4% over the fourth quarter of fiscal 2021.
•	Sales increased year-over-year for PMG, Canvys, Healthcare and Semiconductor Wafer Fabrication Equipment products in the first quarter of fiscal 2022 versus the first quarter of fiscal 2021.
•	Gross margin was 30.3% of net sales for the first quarter of fiscal 2022 versus 31.8% of net sales in the prior year’s first quarter due to product mix.
•

Operating expenses increased $0.5 million to $13.5 million compared to the prior year’s first quarter. Employee compensation expenses increased, including higher incentive expense due to the substantially improved performance. This increase was partially offset by lower legal fees.

•	Operating income was $2.8 million for the first quarter of fiscal 2022 compared to an operating loss of $0.6 million in the first quarter of fiscal 2021.
•	Earnings per common share (diluted) were $0.20 for the first quarter of fiscal 2022 compared to a loss of $0.09 per common share (diluted) in the first quarter of fiscal 2021.
•

Cash and investments were $36.4 million as of August 28, 2021 versus $43.3 million on May 29, 2021 and $42.5 million on August 29, 2020. The use of cash was related to higher working capital to support sales growth.

LaFox, IL, OCTOBER 6, 2021: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its first quarter ended August 28, 2021. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

First Quarter Results

Net sales for the first quarter of fiscal 2022 increased 38.4% to $53.7 million compared to net sales of $38.8 million in the prior year’s first quarter due to higher net sales across all three business units. PMT sales increased $12.8 million or 42.2% from last year’s first quarter because of higher sales of power conversion and RF and microwave components as well as specialty products for semiconductor wafer fab equipment. Sales for most of the Electron Tube product lines increased from the first quarter of fiscal 2021. Canvys sales increased by $1.7 million or 25.8% due to strong customer demand in Europe. Richardson Healthcare sales increased $0.4 million or 22.0% primarily due to an increase in demand for the ALTA750TM Tubes, partially offset by lower sales of parts and pre-owned CT scanners in Latin America.

“We are excited by the strong start to fiscal 2022, as we achieved the highest level of quarterly sales in 11 years and the best quarterly earnings per share in nine years,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President. “Our strong first quarter performance is a result of growth initiatives that are starting to take hold and we successfully navigated unprecedented global supply chain and logistics challenges. The first quarter also ended with record backlogs of the ULTRA3000 Pitch Energy Modules for GE Wind Turbines, microwave products and Canvys monitors. As a result, we believe fiscal year 2022 will be a strong year of sales growth and improved profitability.”

Gross margin was 30.3% of net sales during the first quarter of fiscal 2022 compared to 31.8% of net sales during the first quarter of fiscal 2021. PMT margin decreased to 30.1% from 33.0% due to a higher percentage of lower margin PMG sales. Canvys margin as a percent of net sales decreased to 33.4% from 34.0% because of increasing freight costs resulting from the COVID-19 pandemic. Healthcare margin as a percent of net sales was 24.3% in the first quarter of fiscal 2022 compared to 5.6% in the prior year’s first quarter primarily due to improved product mix and manufacturing absorption from increased production of the ALTA750 TM Tube.

Operating expenses were $13.5 million compared to $13.0 million in the first quarter of fiscal 2021. The increase in operating expenses resulted from higher employee compensation and travel expenses, partially offset by lower legal expense.

The Company reported operating income of $2.8 million for the first quarter of fiscal 2022 compared to an operating loss of $0.6 million in the prior year’s first quarter. Other expense for the first quarter of fiscal 2022, including interest income and foreign exchange, was less than $0.1 million, compared to other expense of $0.4 million in the first quarter of fiscal 2021.

The income tax provision of $0.2 million for the first quarter of fiscal 2022 reflected a provision for foreign income taxes, which was higher than the prior year’s first quarter, and the offset of a U.S. tax provision against the valuation allowance. Net income for the first quarter of fiscal 2022 was $2.6 million compared to a net loss of $1.1 million in the first quarter of fiscal 2021. Earnings per common share (diluted) were $0.20 in the first quarter of fiscal 2022 compared to a net loss of $0.09 per common share (diluted) in the first quarter of fiscal 2021.

Cash and investments at the end of the first quarter of fiscal 2022 were $36.4 million compared to $43.3 million at the end of fiscal 2021 and $42.5 million at the end of the first quarter of fiscal 2021. Use of cash related to higher working capital to support sales growth. The Company spent $0.8 million during the quarter on capital expenditures primarily related to its Healthcare business and IT System, versus $0.7 million during the first quarter of fiscal 2021.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on November 24, 2021, to common stockholders of record as of November 5, 2021.

CONFERENCE CALL INFORMATION

On Thursday, October 7, 2021, at 9:00 a.m. CDT, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s first quarter fiscal year 2022 results.  A question and answer session will be included as part of the call’s agenda.

Participant Instructions

To listen to the call, please dial (USA/CANADA) (866) 784-8065 or (International) (602) 563-8684 and enter Conference ID: 3584788 approximately five minutes before the start of the call.  A replay of the call will be available beginning at 1:00 p.m. CDT on October 7, 2021, for seven days.  The telephone number for the replay is (855) 859-2056; Conference ID: 3584788.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 2, 2021, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high value flat panel detector solutions, replacement parts, tubes and service training for diagnostic imaging equipment; and customized display solutions. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics, Ltd. common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	August 28, 2021	May 29, 2021
Assets
Current assets:
Cash and cash equivalents	$36,418	$43,316
Accounts receivable, less allowance of $205 and $202, respectively	29,724	25,096
Inventories, net	67,649	63,508
Prepaid expenses and other assets	2,429	2,385
Total current assets	136,220	134,305
Non-current assets:
Property, plant and equipment, net	17,132	17,067
Intangible assets, net	2,204	2,270
Lease ROU asset	4,116	2,570
Non-current deferred income taxes	534	541
Total non-current assets	23,986	22,448
Total assets	$160,206	$156,753
Liabilities
Current liabilities:
Accounts payable	$17,421	$16,979
Accrued liabilities	14,534	14,182
Lease liability current	1,297	1,066
Total current liabilities	33,252	32,227
Non-current liabilities:
Non-current deferred income tax liabilities	274	242
Lease liability non-current	2,638	1,358
Other non-current liabilities	1,364	1,366
Total non-current liabilities	4,276	2,966
Total liabilities	37,528	35,193
Stockholders’ equity
Common stock, $0.05 par value; issued and outstanding 11,241 shares on August 28, 2021 and 11,160 shares on May 29, 2021	562	558
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,097 shares on August 28, 2021 and May 29, 2021	105	105
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	62,974	62,707
Retained earnings	55,146	53,297
Accumulated other comprehensive income	3,891	4,893
Total stockholders’ equity	122,678	121,560
Total liabilities and stockholders’ equity	$160,206	$156,753

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three Months Ended
	August 28, 2021	August 29, 2020
Net sales	$53,704	$38,812
Cost of sales	37,407	26,453
Gross profit	16,297	12,359
Selling, general and administrative expenses	13,469	12,976
Operating income (loss)	2,828	(617)
Other expense (income):
Investment/interest income	(17)	(18)
Foreign exchange loss	27	442
Other, net	16	(18)
Total other expense	26	406
Income (loss) before income taxes	2,802	(1,023)
Income tax provision	167	124
Net income (loss)	2,635	(1,147)
Foreign currency translation (loss) gain, net of tax	(1,002)	2,136
Comprehensive income	$1,633	$989

Net income (loss) per share:
Common shares - Basic	$0.20	$(0.09)
Class B common shares - Basic	0.18	(0.08)
Common shares - Diluted	0.20	(0.09)
Class B common shares - Diluted	0.18	(0.08)

Weighted average number of shares:
Common shares – Basic	11,194	11,070
Class B common shares – Basic	2,097	2,097
Common shares – Diluted	11,467	11,070
Class B common shares – Diluted	2,097	2,097

Dividends per share:
Common share	$0.060	$0.060
Class B common share	0.054	0.054

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	August 28, 2021	August 29, 2020
Operating activities:
Net income (loss)	$2,635	$(1,147)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	829	873
Inventory provisions	83	237
Share-based compensation expense	219	201
Deferred income taxes	35	2
Change in assets and liabilities:
Accounts receivable	(5,008)	(854)
Inventories	(4,957)	(1,621)
Prepaid expenses and other assets	(62)	109
Accounts payable	607	(2,734)
Accrued liabilities	480	1,779
Other	266	(202)
Net cash used in operating activities	(4,873)	(3,357)
Investing activities:
Capital expenditures	(837)	(718)
Proceeds from maturity of investments	—	16,000
Purchases of investments	—	(9,000)
Net cash (used in) provided by investing activities	(837)	6,282
Financing activities:
Proceeds from issuance of common stock	52	—
Cash dividends paid	(786)	(780)
Payment of financing lease principal	(45)	(45)
Net cash used in financing activities	(779)	(825)
Effect of exchange rate changes on cash and cash equivalents	(409)	860
(Decrease) increase in cash and cash equivalents	(6,898)	2,960
Cash and cash equivalents at beginning of period	43,316	30,535
Cash and cash equivalents at end of period	$36,418	$33,495

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the First Quarter of Fiscal 2022 and 2021

($ in thousands)

By Strategic Business Unit:

Net Sales
	Q1 FY 2022		Q1 FY 2021	% Change
PMT	$43,009		$30,252	42.2%
Canvys	8,441		6,712	25.8%
Healthcare	2,254		1,848	22.0%
Total	$53,704		$38,812	38.4%

Gross Profit
	Q1 FY 2022	% of Net Sales	Q1 FY 2021	% of Net Sales
PMT	$12,931	30.1%	$9,971	33.0%
Canvys	2,818	33.4%	2,284	34.0%
Healthcare	548	24.3%	104	5.6%
Total	$16,297	30.3%	$12,359	31.8%